Exhibit 99.1

Media contact: media-relations@its.jnj.com	Investor contact: investor-relations@its.jnj.com

FOR RELEASE AT 6:15PM ET
Johnson & Johnson Announces a Proposed Resolution of Ovarian Talc Litigation

Follows Favorable Multi-District Litigation Court Causation Ruling and the Company’s Successful Strategy to Defend Each Case

Efficient Conclusion to the Talc Litigation that Eliminates Expense Associated with Litigating Remaining 76,000 Ovarian Talc Claims

New Brunswick, N.J. – JULY 27, 2026 – Johnson & Johnson (NYSE: JNJ) (the "Company") today announced that it has reached an agreement for a comprehensive resolution of the remaining talc litigation with the plaintiff firms leading the federal Multi-District Litigation (MDL) and related state court proceedings, conditioned on, among other things, the express participation of at least 95% of the remaining claims. The proposed resolution follows a favorable ruling by the MDL court, and acknowledgment by plaintiffs’ counsel, regarding plaintiffs’ inability to prove that the Company’s talc products caused any particular claimant’s ovarian cancer (“specific causation”).

“After decades of litigation and full vetting of the science in an extensive hearing, plaintiffs effectively conceded their inability to prove specific causation by withdrawing their experts on the topic in two bellwether cases. In a watershed moment, the Court thereafter ordered plaintiffs to show why the remaining claims should not be dismissed, confirming what we have maintained for years: that these claims lack scientific merit and were sustained only by unreliable expert opinions that could not survive rigorous judicial review," said Erik Haas, Worldwide Vice President of Litigation, Johnson & Johnson. "The Court’s order placed plaintiffs in an untenable position of having to present specific causation evidence to maintain their claims that does not exist. While we are confident the Company would have ultimately prevailed with further litigation, as it has in the vast majority of cases tried to date, this resolution allows the Company to put this matter behind it and remain focused on its mission to develop medicines and devices that save lives."

The MDL Court’s recent specific causation ruling confirmed the Company's longstanding position that these claims lack scientific merit.
•The Company has prevailed in the overwhelming majority of ovarian cases tried to date.
•On July 22, 2026, the MDL court ordered plaintiffs to show why the remaining pending talc claims should not be dismissed for inability to prove specific causation.
•The order followed plaintiffs’ withdrawal of their specific causation experts in two bellwether cases, after a hearing that demonstrated their opinions were not based upon reliable scientific methodologies.
•The developments affirmed the Company’s longstanding position that the talc claims are premised on junk science that has been rejected for decades by United States scientific organizations and regulatory agencies, as well as independent experts.

The proposed resolution constitutes an efficient conclusion to the talc litigation.
The resolution:
•Requires and is conditioned on—among other criteria—the participation of lead plaintiff firms in all ovarian talc litigation pending in state and federal court, representing at least 95% of the remaining claims.
•Calls for per claim payments, with a $5.5 billion commitment by the Company and the first payment of no more than $3 billion to be made in 2027 and no additional payments due before 2028.
•Complements the progress the Company already has made to resolve the talc litigation, including previously settling about 95% of filed mesothelioma lawsuits, all State consumer protection claims, and all talc-supplier disputes.
•Brings finality to this meritless 15-year litigation.

Studies show talc is safe, does not contain asbestos and does not cause cancer.
•Research, clinical evidence, and decades of studies by independent medical experts around the world continue to support the safety of cosmetic talc.
•Prior to its separation, Johnson & Johnson agreed to retain all the talc-related liabilities and indemnify Kenvue for any and all costs—arising from litigation in the United States and Canada.

•As part of a worldwide portfolio assessment, Johnson & Johnson made the commercial decision to discontinue talc-based JOHNSON’S® Baby Powder globally in 2023. Additionally, Johnson & Johnson separated its consumer health business, Kenvue, in August 2023.
•Additional information on the Company's position and the science supporting the safety of talc is available at www.FactsAboutTalc.com.

About Johnson & Johnson:
At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow and profoundly impact health for humanity. Learn more at www.jnj.com.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding the proposed resolution of ovarian talc litigation. The reader is cautioned not to rely on these forward-looking statements. The information contained in this press release is for informational purposes only and should not be construed as a commitment by the Company to engage in any specific strategy or course of action. Due to the inherent uncertainty of litigation, the Company cannot predict the timing, ultimate outcome or financial impact of this matter, or any other ongoing or future litigation. The forward-looking statements in this press release are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: significant adverse litigation or government action, including related to product liability claims; challenges and uncertainties inherent in product research and development, including the uncertainty of clinical success and of obtaining regulatory approvals; uncertainty of commercial success; manufacturing difficulties and delays; competition, including technological advances, new products and patents attained by competitors; challenges to patents; product efficacy or safety concerns resulting in product recalls or regulatory actions; changes in behavior and spending patterns of purchasers of health care products and services; changes to applicable laws and regulations, including global health care reforms; and trends toward health care cost containment. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s most recent Annual Report on Form 10-K, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Johnson & Johnson’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments. The Company expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.